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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported) June 10, 2005

                              WILLBROS GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                               Republic of Panama
                 (State or Other Jurisdiction of Incorporation)

                 1-11953                              98-0160660
        (Commission File Number)           (IRS Employer Identification No.)

                  Plaza 2000 Building, 50th Street, 8th Floor,
                P.O. Box 0816-01098, Panama, Republic of Panama
       (Address of Principal Executive Offices)           (Zip Code)

                                 (507) 213-0947
             (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
        (Former Name or Former Address, if Changed Since Last Report)

   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [ ] Written communications pursuant to Rule 425 under the Securities Act (17
       CFR 230.425)

   [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
       CFR 240.14a-12)

   [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
       Exchange Act (17 CFR 240.13e-4(c))
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ITEM 2.04. TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL
           OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

      On March 31, 2005, Willbros Group, Inc. (the "Company") issued a press release announcing that it would delay the filing of its Annual Report on Form 10-K for the year ended December 31, 2004, due to the continuation of an independent investigation relating to its international operations.

      Pursuant to the Indenture dated as of March 12, 2004 (the "Indenture"), between the Company, as issuer, and JPMorgan Chase Bank, as trustee with respect to the Company's $70.0 million of 2.75% Convertible Senior Notes due 2024 (the "Notes"), the Company is required to provide the trustee with copies of all annual and quarterly reports which it is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, within 15 calendar days after it files such annual and quarterly reports. The Indenture provides that a failure by the Company to comply with this requirement is not an "event of default" until either (i) the trustee notifies the Company or (ii) the holders of at least 25% in aggregate principal amount of the Notes outstanding notify both the Company and the trustee, in each case by certified mail, of the failure to perform, and the Company does not observe or perform the covenant for a period of 60 days after written notice of such failure is given in accordance with the Indenture. If an event of default were to occur, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding could declare all unpaid principal and accrued interest on the Notes then outstanding to be immediately due and payable. Moreover, any failure by the Company to perform or observe any covenant under the Indenture which would entitle the noteholders or the trustee to accelerate the Notes, would also constitute an event of default under the Company's senior credit facility.

      The Company has received a letter dated June 10, 2005, from a law firm representing Whitebox Advisor, Inc., which claims to be the holder of $17,595,000, or approximately 25.1% of the Notes. In this letter, Whitebox Advisor, Inc. asserts that, as a result of the Company's failure to timely file with the SEC its 2004 Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, it is placing the Company on notice of an event of default.

      The Company does not believe that it has failed to perform its obligations under the Indenture. As discussed above, the Indenture provision referenced in the letter specifically requires that the Company ensure delivery of copies of its annual and quarterly reports to the trustee within 15 calendar days after they are filed with the SEC. The Indenture provision does not require the Company to file those reports within the deadlines set forth in the SEC's rules and regulations. The Company will furnish to the trustee copies of its 2004 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, within 15 days after it files such reports with the SEC. The Company believes that such action will comply fully with the Indenture.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       WILLBROS GROUP, INC.


Date: June 16, 2005                    By: /s/ Warren L. Williams
                                           ---------------------------
                                           Warren L. Williams
                                           Senior Vice President, Chief
                                           Financial Officer and Treasurer





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